As filed with the Securities and Exchange Commission on April 23, 2010

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Chatham Lodging Trust
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	27-1200777 (I.R.S. Employer Identification No.)

50 Cocoanut Row, Suite 200
Palm Beach, Florida (Address of principal executive offices)	33480 (Zip code)

Chatham Lodging Trust Equity Incentive Plan
(Full title of plan)

Jeffrey H. Fisher
Chief Executive Officer
50 Cocoanut Row, Suite 200
Palm Beach, Florida 33480
(Name and address of agent for service)
(561) 802-4477
(Telephone number, including area code, of agent for service)
With copies to:
David C. Wright, Esq.
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 E. Byrd Street
Richmond, Virginia 23219-4074
(804) 788-8200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Calculation of Registration Fee

		Proposed maximum	Proposed maximum	Amount of
	Amount to be	offering price per	aggregate offering	registration
Title of securities to be registered	registered(1)	share(2)	price	fee
Common shares of beneficial interest, par value $0.01 per share	565,359	$20.17	$11,403,291	$813.05

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of common shares of beneficial interest (“common shares”) registered hereby includes an indeterminate number of common shares that may be issued in connection with share splits, share dividends or similar transactions.

(2)	Calculated in accordance with Rule 457(c) under the Securities Act based on the average of the high and the low sales prices of the common shares on the New York Stock Exchange on April 20, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	The document(s) containing the information specified in this Part I will be sent or given to participants in the Chatham Lodging Trust Equity Incentive Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Chatham Lodging Trust (the “Company”) with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and made a part hereof:
     (a) The Company’s prospectus filed pursuant to Rule 424(b)(1) under the Securities Act on April 19, 2010.
     (b) The description of the Company’s common shares of beneficial interest, $0.01 par value per share, contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on April 14, 2010.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.

Item 6. Indemnification of Trustees and Officers.
     Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. The Company’s declaration of trust contains a provision which limits the liability of the Company’s trustees and officers to the maximum extent permitted by Maryland law.
     The Company’s declaration of trust permits the Company and the Company’s bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee or officer and at the Company’s request, serves or has served another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, trustee, officer, member, manager or partner and who is made or is threatened to be made a party to the proceeding by reason of his or her service in any such capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Company’s declaration of trust and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. Maryland law requires the Company to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.
     The Maryland General Corporation Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer has reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses. In accordance with the Maryland General Corporation Law and the Company’s bylaws, the Company’s bylaws require us, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
     The Company has entered or expects to enter into customary indemnification agreements with each of its trustees and executive officers that obligate the Company to indemnify them to the maximum extent permitted under Maryland law. The agreements require the Company to indemnify the trustee or officer, or the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on the Company’s behalf. In addition, the indemnification agreements require the Company to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding that is brought by or on the Company’s behalf. In either case, the indemnitee will not be entitled to indemnification if it is established that one of the prohibitions on indemnification under Maryland law exists.
     In addition, the indemnification agreements require the Company to advance, without a preliminary determination of the indemnitee’s entitlement to indemnification thereunder, reasonable expenses incurred by the indemnitee within ten days of the receipt by the Company of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:
•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.
     The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change in control of the Company.
     We obtained an insurance policy under which our trustees and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such trustees and officers by reason of any acts or omissions covered under such policy in their respective capacities as trustees or officers, including certain liabilities under the Securities Act of 1933.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description
4.1	Form of Amended and Restated Declaration of Trust of Chatham Lodging Trust (incorporated by reference to Exhibit 3.1 of Amendment No. 4 to the Company’s Registration Statement on Form S-11/A (File No. 333-162889) filed with the Commission on February 12, 2010).

4.2	Form of Bylaws of Chatham Lodging Trust (incorporated by reference to Exhibit 3.2 of Amendment No. 4 to the Company’s Registration Statement on Form S-11 (File No. 333-162889) filed with the Commission on February 12, 2010).

4.3	Agreement of Limited Partnership of Chatham Lodging, L.P. (incorporated by reference to Exhibit 3.3 of Amendment No. 4 to the Company’s Registration Statement on Form S-11/A (File No. 333-162889) filed with the Commission on February 12, 2010).

4.4	Chatham Lodging Trust Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of Amendment No. 4 to the Company’s Registration Statement on Form S-11/A (File No. 333-162889) filed with the Commission on February 12, 2010).

4.5	Form of Long-Term Incentive Plan Unit Vesting Agreement under the Chatham Lodging Trust Equity Incentive Plan (incorporated by reference to Exhibit 10.6 of Amendment No. 4 to the Company’s Registration Statement on Form S-11/A (File No. 333-162889) filed with the Commission on February 12, 2010).

4.6	Form of Share Award Agreement under Chatham Lodging Trust Equity Incentive Plan (incorporated by reference to Exhibit 10.7 of Amendment No. 4 to the Company’s Registration Statement on Form S-11/A (File No. 333-162889) filed with the Commission on February 12, 2010).

5.1	Opinion of Venable LLP as to the legality of the securities being registered (filed herewith).

23.1	PricewaterhouseCoopers LLP Consent to include Report on Financial Statements of Chatham Lodging Trust (filed herewith).

Exhibit
Number	Description
23.2	PricewaterhouseCoopers LLP Consent to include Report on Financial Statements of Initial Acquisition Hotels (filed herewith).

23.3	Consent of Venable LLP (included in Exhibit 5.1).
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, State of Florida, on this 23rd day of April, 2010.

CHATHAM LODGING TRUST
By:	/s/ Jeffrey H. Fisher
	Name:	Jeffrey H. Fisher
	Title:	President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on the 23rd day of April, 2010.

	Signature	Title

By:	/s/ Jeffrey H. Fisher Jeffrey H. Fisher	Chairman, President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Julio E. Morales Julio E. Morales	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

	/s/ Miles Berger*	Trustee

Miles Berger

	/s/ Glen R. Gilbert*	Trustee

Glen R. Gilbert

	/s/ Robert Perlmutter*	Trustee

Robert Perlmutter

	/s/ Rolf E. Ruhfus*	Trustee

Rolf E. Ruhfus

	/s/ Joel F. Zemans*	Trustee

Joel F. Zemans

*By:	/s/ Jeffrey H. Fisher

Jeffrey H. Fisher Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Form of Amended and Restated Declaration of Trust of Chatham Lodging Trust (incorporated by reference to Exhibit 3.1 of Amendment No. 4 to the Company’s Registration Statement on Form S-11/A (File No. 333-162889) filed with the Commission on February 12, 2010).

4.2	Form of Bylaws of Chatham Lodging Trust (incorporated by reference to Exhibit 3.2 of Amendment No. 4 to the Company’s Registration Statement on Form S-11 (File No. 333-162889) filed with the Commission on February 12, 2010).

4.3	Agreement of Limited Partnership of Chatham Lodging, L.P. (incorporated by reference to Exhibit 3.3 of Amendment No. 4 to the Company’s Registration Statement on Form S-11/A (File No. 333-162889) filed with the Commission on February 12, 2010).

4.4	Chatham Lodging Trust Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of Amendment No. 4 to the Company’s Registration Statement on Form S-11/A (File No. 333-162889) filed with the Commission on February 12, 2010).

4.5	Form of Long-Term Incentive Plan Unit Vesting Agreement under the Chatham Lodging Trust Equity Incentive Plan (incorporated by reference to Exhibit 10.6 of Amendment No. 4 to the Company’s Registration Statement on Form S-11/A (File No. 333-162889) filed with the Commission on February 12, 2010).

4.6	Form of Share Award Agreement under Chatham Lodging Trust Equity Incentive Plan (incorporated by reference to Exhibit 10.7 of Amendment No. 4 to the Company’s Registration Statement on Form S-11/A (File No. 333-162889) filed with the Commission on February 12, 2010).

5.1	Opinion of Venable LLP as to the legality of the securities being registered (filed herewith).

23.1	PricewaterhouseCoopers LLP Consent to include Report on Financial Statements of Chatham Lodging Trust (filed herewith).

23.2	PricewaterhouseCoopers LLP Consent to include Report on Financial Statements of Initial Acquisition Hotels (filed herewith).

23.3	Consent of Venable LLP (included in Exhibit 5.1).